Exhibit 2.2

FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT
THIS FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT (this “Amendment”) is made and entered into as of the 19th day of May, 2015 (the “Effective Date”) by and between CSCC PROPERTY HOLDINGS, LLC, a Georgia limited liability company (“Seller”) and GRACEWOOD MANOR, LLC, an Oklahoma limited liability company (“Purchaser”).
RECITALS
Purchaser and Seller are parties to that certain Asset Purchase Agreement dated as of April 29, 2015 (the “Purchase Agreement”); and
Purchaser and Seller desire to amend the Purchase Agreement on the terms hereinafter set forth.
In consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration paid by Purchaser to Seller, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:
1.Capitalized Terms. Capitalized but undefined terms used in this Amendment shall have the meanings set forth in the Purchase Agreement.
2.    Closing. Section 4 of the Purchase Agreement is hereby amended to change the date in the sixth line thereof from “July 1, 2015” to “October 1, 2015”.
3.    Earnest Money. Section 5(b) of the Purchase Agreement is hereby amended to change the amount of the Earnest Money deposit from “Fifty Thousand and 00/100 Dollars ($50,000.00)” to “One Hundred Thousand and 00/100 Dollars ($100,000.00)”.
4.    Due Diligence Period. Section 8.a. of the Purchase Agreement is deleted in its entirety.
5.    Conditions to Purchaser’s Obligations. The following new Section 16.q. is added to Section 16 immediately following Section 16.p.:
16.q.     Financing. Seller shall have provided financing for Purchaser’s acquisition of the Property on the terms and conditions set forth on Exhibit “A” to this Amendment.

6.    Termination. Section 19.a.ii. of the Purchase Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:
ii.    by Purchaser, if Seller is unable to meet a condition precedent prior to the Closing Date (as the same may be extended) or is in breach of its obligation to consummate the transaction contemplated by this Agreement pursuant to the terms hereof, and such breach has not been (A) waived in writing by Purchaser or (B) cured by Seller within ten (10) business days after notice to Seller of such breach.

7.    Effect of Termination. Section 19.b. of the Purchase agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:
b.    Effect of Termination. In the event this Agreement is terminated in accordance with the terms of Section 19(a)(i) or Section 19(a)(ii), the Earnest Money shall be returned to

Purchaser and the provisions of this Agreement shall immediately become void and of no further force and effect (other than this Section 19(b) and such other provisions of this Agreement which expressly survive the termination of this Agreement). In the event this Agreement is terminated in accordance with the terms of Section 19(a)(iii) or 19(a)(iv), the Earnest Money shall be disbursed to Seller and the provisions of this Agreement shall immediately become void and of no further force and effect (other than this Section 19(b) and such other provisions of this Agreement which expressly survive termination of this Agreement). Unless otherwise provided herein, each party to this Agreement shall be responsible for its own fees and expenses.
8.    Ratification. Except to the extent amended hereby, Purchaser and Seller ratify and confirm that all other terms and conditions of the Purchase Agreement remain in full force and effect.
9.    Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall be taken to be one and the same Amendment, for the same effect as if all parties hereto had signed the same signature page, and a facsimile copy of an executed counterpart shall constitute the same as delivery of the original of such executed counterpart. Any signature page of this Amendment (whether original or facsimile) may be detached from any counterpart of this Amendment (whether original or facsimile) without impairing the legal effect of any signatures thereof and may be attached to another counterpart of this Amendment (whether original or facsimile) identical in form hereto but having attached to it one or more additional signature pages (whether original or facsimile).

[Signatures on next page]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be duly executed as of the day and year first above written.

SELLER:

CSCC PROPERTY HOLDINGS, LLC
a Georgia limited liability company

By:	/s/ William McBride, III
Name:	William McBride, III
Title:	Manager

PURCHASER:

GRACEWOOD MANOR, LLC
an Oklahoma limited liability company

By:	/s/ Bradford Montgomery
Name:	Bradford Montgomery
Title:	Manager

EXHIBIT “A”

AdCare Health Systems, Inc.
Two Buckhead Plaza
3050 Peachtree Road NW, Suite 355
Atlanta, Georgia 30305

May 19, 2015

Gracewood Manor, LLC
9 Professional Drive
Bella Vista, Arkansas 72715
Attn: Bradford Montgomery

Dear Mr. Montgomery:

The Following is a summary of AdCare Health Systems, Inc.’s (“AdCare”) commitment to finance the acquisition of that certain 121 bed skilled nursing facility commonly known as Companions Specialized Care Center with an address of 6201 East 36th Street, Tulsa, Oklahoma 74135 (the “Facility”). Commitment details are as follows:

Borrower:            Gracewood Manor, LLC

Lender:             AdCare

Loan Amount:             $3,500,000.00

Terms:
Monthly payments of principal and interest until Maturity Date. All outstanding principal plus accrued interest due at Maturity. Monthly principal and interest payments based upon remaining 25 year amortization period.

Purpose:	Acquisition of the Facility.

Maturity Date:	Five years.

Rate:	12.5% per annum.

Loan Fee:	1% of loan amount.

Collateral:	Assignment of rents and leases, first mortgage on the Facility and security interest in furniture, fixtures and equipment.

Insurance:	General liability, professional liability and property insurance in an amount and coverage determined by AdCare (but not less than $1,000,000.00/

$3,000,000.00) showing AdCare as additional insured/mortgage/loss payee.

Prepayment Penalty:	2% if prepaid within the first two (2) years and 0% if prepaid after the first two (2) years.

Guarantor:	To be determined.

Reporting Requirements:	Borrower and Guarantor will be subject to periodic reporting requirements as determined by AdCare.

Events of Default:	The note and other credit documents will contain such events of default as AdCare deems appropriate and as are usual and customary.

Transaction Costs:	Borrower is responsible for all transaction costs including legal counsel to AdCare relating to this loan.

If you are in agreement with the terms and specifications as outlined in this commitment, please acknowledge by signing where indicated below.

Sincerely,

AdCare Health Systems, Inc.

/s/ William McBride, III

William McBride, III,
Chairman and CEO

ACCEPTED BY:

Gracewood Manor, LLC,
an Oklahoma limited liability company

By:     /s/ Bradford Montgomery
Name:    Bradford Montgomery
Title:     Manager

Guarantor:

___________________________________